FOR IMMEDIATE RELEASE
February 16, 2000



                UGLY DUCKLING REPORTS FINANCIAL RESULTS FOR 1999

      Company Exits All Cygnet Operations to Focus on Dealership Operations

        Company Announces Common Stock Exchange Offer at $11.00 per Share


Fourth Quarter Highlights:

o    Net earnings totaled $3.2 million, or $0.21 per diluted share
o    Earnings per diluted share from continuing operations totaled $0.17
o Revenues from continuing operations increased 41% to $106.4 million from $75.6 million in year-ago quarter
o On-balance sheet loan portfolio principal balance reached $358.8 million, representing an 8% sequential increase over third quarter and a near four-fold rise over year-ago quarter
o New loan originations reached $80.9 million, a 16% increase over year-ago quarter
o Acquired five dealerships in the Richmond market, ending year with 72 dealerships

Financial Highlights
(In 000's, except for per share numbers)

-------------------------------------------------------- --------------------------- ----------------------------
                                                             Three Months Ended              Year Ended
                                                         --------------------------- ----------------------------

                                                           12/31/99      12/31/98      12/31/99       12/31/98
-------------------------------------------------------- ------------- ------------- -------------- -------------
Total revenues                                               $106,447     $ 75,637        $467,275  $332,553

Operating income (loss)                                       $ 4,643      $(8,405)       $ 14,911   $ 5,944
Earnings (loss) - continuing operations                       $ 2,619      $(5,064)        $ 8,687   $ 3,455
Diluted earnings per share - continuing operations            $ (0.30)     $  0.57        $   0.17   $  0.19
-------------------------------------------------------- ------------- ------------- -------------- -------------

PHOENIX -- February 16, 2000 - Ugly Duckling Corporation (Nasdaq NM: UGLY), the largest and fastest growing used car sales company focused exclusively on the sub-prime market, today reported significant improvement in its fourth quarter and full year 1999 financial results.

Ugly Duckling Corporation
Page 2 of 11


Strong Quarter over Quarter Results
For the three months ended December 31, 1999, Ugly Duckling achieved earnings from continuing operations of $2,619,000, or $0.17 per diluted share, compared with a loss from continuing operations for the three months ended December 31, 1998 of $(5,064,000), or a loss of $(0.30) per diluted share.

The company sold 9,731 cars in the fourth quarter of 1999, an increase of 11% over the 8,766 cars sold in the year-ago quarter. The increased number of cars sold, together with growth in interest income, resulted in total revenues of $106,447,000 for the fourth quarter of 1999, an increase of over 41% from total revenues of $75,637,000 in the fourth quarter of 1998.

Interest income for the fourth quarter of 1999 increased sequentially to $22,670,000 from $19,775,000 in the third quarter of 1999, a gain of 15%, and from $5,256,000 in the year-ago period, an increase of over 430%. The increase in both periods is primarily attributable to rapid growth of the company's on-balance sheet portfolio, resulting from Ugly Duckling's change to on-balance sheet financing transactions.

New loan originations for the fourth quarter of 1999 reached $80,900,000, representing a 21% sequential decrease from the $102,600,000 reported in third quarter of 1999, and a 16% increase over the $69,500,000 reported in the fourth quarter of 1998. The quarter over quarter increase is primarily the result of an increased number of Ugly Duckling dealerships. The company's dealerships increased in number to 72 in the fourth quarter of 1999 from 56 in the year-ago fourth quarter. The decrease in new loan originations in the fourth quarter of 1999 versus the third quarter 1999 is a function of seasonality, as the fourth quarter is historically the company's weakest sales quarter of the year.

Operating expenses for the fourth quarter of 1999 reached $27,909,000, or 26% of total revenues, compared with operating expenses of $25,941,000, or 34% of total revenues, for the year-ago quarter. The stability in operating expense expenditures and the substantial decline in operating expenses as a percentage of total revenues, is primarily the result of improved efficiencies from the company's new computer system, and dealership growth in existing markets requiring little additional indirect support services.

Loan Servicing
The company made good progress in lowering delinquencies during the fourth quarter of 1999. "The fourth quarter is traditionally the toughest in terms of servicing sub-prime loans," said Gregory B. Sullivan, President and Chief Executive Officer of Ugly Duckling Corporation. "Nonetheless, we made significant progress in lowering delinquencies from 10.3% at the end of the third quarter of 1999 to 9.0% at the end of the fourth quarter. Net charge-offs were higher than we would have liked but about where we would have thought based on the third quarter delinquencies. We successfully addressed the servicing issue that led to the higher delinquencies and feel that those challenges have been overcome. As evidence of this, at the end of the third quarter I expressed confidence that we would have delinquencies down to 8.0% by the end of the first quarter of 2000. I'm pleased to report that we ended January with delinquencies at 7.6%."

Substantial Gains in 1999
For the year ended December 31, 1999, the company reported earnings from continuing operations of $8,687,000, or $0.57 per diluted share, compared with earnings from continuing operations of $3,455,000, or $0.19 per diluted share, for the year ended December 31, 1998. Results for 1998 included pre-tax earnings of $12,093,000 ($7,135,460 net of income taxes), or $0.39 per diluted share, from the gain on sale of loans. No gains on the sale of loans were recorded in 1999 as the company restructured its financing transactions which eliminated gain-on-sale accounting treatment beginning in the fourth quarter of 1998.

Used car sales totaled $389,908,000 in 1999, an increase of 36% over sales of $287,618,000 in 1998. The company sold 46,120 cars in 1999, an increase of 28% over the 35,964 sold in 1998. The increased number of cars sold, together with an increase in interest income, resulted in total revenues of $467,275,000 for the year, an increase of 41% from total revenues of $332,553,000 in 1998. New loan originations for 1999 reached $381,500,000, representing a 38% gain over the $277,300,000 originated in 1998.

Interest income for 1999 increased four-fold to $68,574,000 from $17,287,000 in 1998, resulting from rapid growth of Ugly Duckling's on-balance sheet portfolio from a change in securitization structure. Operating expenses for the year reached $112,936,000, or 24% of total revenues, compared with operating expenses of $92,174,000, or 28% of total revenues, for the prior year.

"Ugly Duckling's record results and substantial gains in 1999 reflect the growing strength of our unique business model. We are beginning to realize additional increased operating efficiencies as we expand our nationwide chain of `buy here-pay here' used car dealerships," said Mr. Sullivan "Our results also reflect a near 300% increase in interest income resulting from our rapidly growing on-balance sheet loan portfolio. Our new CLASS central computer system, which united the four separate computer systems we operated a year ago into one, also contributed substantially to our control over operations and our record earnings," said Mr. Sullivan.

Ugly Duckling Continues Expansion of Dealerships:
Continuing its pace to add new dealerships, Ugly Duckling closed the acquisition of certain assets of a Virginia-based sub-prime automobile sales and finance company in the fourth quarter of 1999. The assets included five used car dealerships operating in the greater Richmond market area. These locations commenced operations as Ugly Duckling in December 1999. The acquisition represented Ugly Duckling's initial entry into the Virginia market while further geographically diversifying its presence across the nation.

Including acquisitions the company made in Florida in the third quarter of 1999 and the fourth quarter 1999 Virginia acquisitions, Ugly Duckling has added 31 new dealerships over the past two years, bringing the total number of dealerships operated by the company at December 31, 1999 to 72.

 "We plan to continue with our aggressive, yet controlled acquisition and de novo opening strategy. To that end, we have opened two dealerships this year and four more are currently under development. We are operating in a huge and unconsolidated industry. With more than 58,000 independent dealers in operation, our opportunities for expansion via acquisition or development are extensive," said Mr. Sullivan.

Company Website-Based Applications and Sales Accelerate
Ugly Duckling's website, located at http://www.uglyduckling.com/, is continuing to generate a growing stream of new leads and sales. The site provides potential customers with instant credit applications as well as maps to the company's dealerships nationwide. From customers initially applying for credit through its website, 4,900 applications were received in the fourth quarter of 1999 generating $3.9 million in revenue with 415 used car sales. In the third quarter of 1999 the company's Internet activity generated revenues of over $2.6 million with 316 cars being sold.

Common Stock Exchange Offer
Ugly Duckling today also announced that it expects to commence an exchange offer beginning February 22, 2000. The company plans to acquire up to 2.5 million shares of its common stock in exchange for up to $27.5 million principal amount of its 11% Subordinated Debentures due 2007. Under the exchange offer, Ugly Duckling shareholders could exchange shares of common stock for $11.00 principal amount of debentures. The debentures would bear interest at 11% per year, payable semi-annually each April 15 and October 15 starting on April 15, 2000. The principal amount of the debentures would be due on the seventh anniversary of their issuance date, subject to prepayment at the company's option without penalty or premium. Issuance of the exchange offer is subject to certain conditions, including formal approval from company lenders.

All investors are advised to carefully read the tender offer statement when it becomes available because of the important information it contains. Effective February 22, 2000 the tender offer statement and other filed reports, proxy and information statements may be obtained for free by accessing over the Internet the Security and Exchange Commission's site on the World Wide Web at http://www.sec.gov. Investors may also contact Ugly Duckling's Information Agent, Corporate Investor Communications, Inc., at 1-201-896-1900 to obtain free copies of the Offering Circular and related documents to be utilized in the exchange offer.

Discontinued Operations
In the fourth quarter of 1999 the company had three separate events which are reported as discontinued operations.

In December 1999 the company announced that it had sold its Cygnet Dealer subsidiary to an affiliated entity. Cygnet Dealer results from discontinued operations are a $(449,000) net operating loss for the fourth quarter of 1999 and net operating earnings of $415,950 for the year. The company recorded a $175,000 net gain on sale.

Effective December 31, 1999 the company adopted a formal plan to abandon any effort for Cygnet Servicing to acquire loans or servicing rights to additional portfolios. Accordingly, the company's Cygnet Servicing and the associated Cygnet Corporate segment also are reported as components of Discontinued Operations. The company plans to service to completion the portfolios currently serviced. For 1999 the Cygnet Servicing and Cygnet Corporate segments incurred net earnings of $2.3 million and $1.5 million for the fourth quarter and year ended December 1999, respectively. No loss has been recorded on the disposal of this segment as the company anticipates that over the run-off period, expected to be approximately 30 months, it will ultimately realize a net gain.

In February 1998 the company discontinued its Champion Financial Services operations. Loan losses and related servicing expenses have exceeded amounts provided for such activities and in the fourth quarter of 1999 the company recorded an additional charge of $1.5 million net of tax for the additional costs and loan losses associated with its remaining portfolio servicing activities.

Bright Growth Outlook
"Ugly Duckling's outstanding operational and financial performance in 1999 enhances the company's position as the largest and fastest growing `buy-here-pay-here' used car dealership chain in the United States," said Mr. Sullivan. "For the first time since 1994, the company is focused exclusively on its core business of the sale and financing of used cars to sub-prime credit customers. We are excited about our position in this $60 - $100 billion industry. We are already the largest dealer in the country focused exclusively on this market. We have established a firm foundation based on our technological systems, business practices and procedures, and most importantly our people. We have established that we can make money in this market, that we can grow in this market, and that we can make money as we grow. Our profitability for 1999 far exceeded our expectations going into the year. Now that the company is 100% focused on this business, we look forward more than ever to growing and making improvements that strengthen our business and further improve our operating results."

Ugly Duckling will be holding an investor conference call to discuss the Company's financial and operational results at 10:30 am eastern (8:30 am Phoenix) on February 16, 2000. Investors will have the opportunity to listen to the conference call over the Internet through Vcall at http://www.vcall.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call at http://www.vcall.com and on the company's website at http://www.uglyduckling.com.

Headquartered in Phoenix, Arizona, Ugly Duckling Corporation is the largest and fastest growing operator of used car dealerships focused exclusively on the sub-prime market. The company underwrites, finances and services sub-prime contracts generated at its 74 Ugly Duckling dealerships, located in 11 metropolitan areas in eight states.

(This press release includes statements that constitute forward-looking statements within the meaning of the safe harbor provisions of the Private and Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the words "believes," "estimates," "projects," "expects" or similar expressions. Forward-looking statements in this release relate, among other matters, to: anticipated financial results, such as continuing growth in financial performance and improvements in delinquencies; and growth in the company's dealerships through acquisitions and de novo dealership openings. Factors that could cause or contribute to differences from these forward-looking statements include, but are not limited to: any decline in consumer acceptance of the company's car sales strategies or marketing campaigns; any inability of the company to finance its operations in light of a tight credit market for the sub-prime industry; any deterioration in the used car finance industry or increased competition in the used car sales and finance industry; any inability of the company to monitor and improve its underwriting and collection processes; any changes in estimates and assumptions in, and the ongoing adequacy of, the company's allowance for credit losses; any inability of the company to continue to reduce operating expenses as a percentage of sales; and any new or revised accounting, tax or legal guidance that adversely affect used car sales or financing. Other factors are detailed in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk

Factors,"  "Factors That May Affect Future Results and Financial  Condition" and
"Factors That May Affect Future Stock Performance" in Ugly Duckling Corporation's most recent reports on Form 10-K and Form 10-Q (including Exhibit 99 to any such Form 10-Q), and elsewhere in Ugly Duckling Corporation's Securities and Exchange Commission filings. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this press release. References to Ugly Duckling Corporation as the largest and fastest growing operator of used car dealerships focused exclusively on the sub-prime market is management's belief based upon its knowledge of the industry and not on any current independent third party study.)

               For more information on Ugly Duckling, please dial
              1-800-PRO-INFO and enter company ticker symbol UGLY.

                            [Financial Tables Follow]

                            UGLY DUCKLING CORPORATION
                         Consolidated Operating Results
                                   (Unaudited)
                      (In thousands, except per share data)

                                                            Three Months Ended                      Year Ended
                                                               December 31,                        December 31,
                                                     ---------------------------------   ---------------------------------
                                                          1999              1998              1999              1998
                                                     ---------------   ---------------   ---------------   ---------------

Cars Sold                                                    9,731             8,766            46,120            35,964
                                                     ======  ======    ==============    ====== =======    ====== ======

Total Revenues                                            $106,447          $ 75,637          $467,275          $332,553
                                                     =    =========    =    =========    =    =========    =    ========

Sales of Used Cars                                          $82,275          $ 71,542          $389,908          $287,618
Less:
Cost of Used Cars Sold                                       45,642            41,906           219,071           167,014
Provision for Credit Losses                                  21,842            20,264           102,955            65,318
                                                     ---------------   ---------------   ---------------   ---------------
                                                             14,791             9,372            67,882            55,286
                                                     ---------------   ---------------   ---------------   ---------------
Other Income (Expense):
Interest Income                                              22,670             5,256            68,574            17,287
Interest Expense                                            (6,412)           (1,187)          (17,402)           (2,883)
Gain on Sale of Finance Receivables                               -                 -                -             12,093
Servicing and Other Income                                    1,503             4,095             8,793            16,335
                                                     ---------------   ---------------   ---------------   ---------------
                                                             17,761             8,164            59,965            42,832
                                                     ---------------   ---------------   ---------------   ---------------
Income before Operating Expenses                             32,552            17,536           127,847            98,118
Operating Expenses:
Selling and Marketing                                         5,175             4,728            23,752            20,285
General and Administrative                                   20,823            19,835            82,236            66,977
Depreciation and Amortization                                 1,911             1,378             6,948             4,912
                                                     ---------------   ---------------   ---------------   ---------------
                                                             27,909            25,941           112,936            92,174
                                                     ---------------   ---------------   ---------------   ---------------
Operating Income                                              4,643           (8,405)            14,911             5,944
Interest Expense                                                224               138               224               138
                                                     ---------------   ---------------   ---------------   ---------------

Earnings before Income Taxes                                  4,419           (8,543)            14,687             5,806
Income Taxes  (Benefit)                                       1,800           (3,479)             6,000             2,351
                                                     ---------------   ---------------   ---------------   ---------------
Earnings (Loss)  from Continuing Operations                   2,619           (5,064)             8,687             3,455
Earnings (Loss) - Discontinued Operations, net                  575               386               580           (9,158)
                                                     ---------------   ---------------   ---------------   ---------------
Net Earnings (Loss)                                         $ 3,194         $ (4,678)           $ 9,267         $ (5,703)
                                                     ===============   ===============   ===============   ===============

Earnings (Loss) per Common Share from Continuing Operations:
Basic                                                      $  0.18         $  (0.30)           $  0.58           $  0.19
                                                           ========        ==========          ========          =======
Diluted                                                    $  0.17         $  (0.30)           $  0.57           $  0.19
                                                           ========        ==========          ========          =======
Net Earnings (Loss) per Common Share:
Basic                                                      $  0.21          $  (0.28)          $  0.61          $  (0.32)
                                                           ========         =========          ========         =========
Diluted                                                    $  0.21          $  (0.28)          $  0.60          $  (0.31)
                                                           ========         =========          ========         =========
Shares Used in Computation:
Basic                                                       14,889            16,633            15,093            18,082
                                                            =======           =======           =======           ======
Diluted                                                     15,167            16,633            15,329            18,405
                                                            =======           =======           =======           ======

                            UGLY DUCKLING CORPORATION
             Consolidated Operating Expenses and Related Information
                                   (Unaudited)
                                 (In thousands)


                                                           Three Months ended                       Year ended
                                                              December 31,                         December 31,
                                                         1999              1998              1999               1998
                                                     --------------    --------------    --------------    ---------------
                                                     --------------    --------------    --------------    ---------------
  Dealerships - Retail Operations
    Selling and Marketing                                  $ 5,175           $ 4,728          $ 23,752           $ 20,285
    General and Administrative                              11,170             8,867            44,289             32,383
    Depreciation and Amortization                            1,015               726             3,587              2,581
                                                     --------------    --------------    --------------    ---------------
       Dealerships - Retail Operations                      17,360            14,321            71,628             55,249
                                                     --------------    --------------    --------------    ---------------
  Loan Servicing - General and Admin.                        6,707             5,275            20,653             18,491
  Loan Servicing - Dep. and Amort.                             300               361             1,141              1,333
                                                     --------------    --------------    --------------    ---------------
       Loan Servicing                                        7,007             5,636            21,794             19,824
                                                     --------------    --------------    --------------    ---------------
  Corporate and Other - General and Admin.                   2,946             5,693            17,295             16,103
  Corporate and Other - Dep. and Amort.                        596               291             2,219                998
                                                     --------------    --------------    --------------    ---------------
       Corporate and Other                                   3,542             5,984            19,514             17,101
                                                     --------------    --------------    --------------    ---------------
Operating Expense                                         $ 27,909          $ 25,941         $ 112,936           $ 92,174
                                                     ==============    ==============    ==============    ===============

Total Operating Exp. - % of Total Revenues                   26.2%             34.3%             24.2%              27.7%
                                                     ==============    ==============    ==============    ===============


Other Information:
Dealerships Open - End of period                                72                56                72                 56
                                                     ==============    ==============    ==============    ===============
Used Cars Sold                                               9,731             8,766            46,120             35,964
                                                     ==============    ==============    ==============    ===============
Dealership Operating Expenses  - Per Car Sold:
    Selling and Marketing                                   $  532            $  539            $  515             $  564
    General and Administrative                               1,148             1,012               960                900
    Depreciation and Amortization                              104                83                78                 72
                                                     --------------    --------------    --------------    ---------------
  Dealerships - Retail Operations                          $ 1,784           $ 1,634           $ 1,553            $ 1,536
                                                     ==============    ==============    ==============    ===============

Loan Servicing Expenses - % of Portfolio Managed:
-------------------------------------------------
Managed Principal Balances:
Dealership Originations                                   $424,480          $292,683          $424,480           $292,683
Serviced for Others                                         12,983            47,947            12,983             47,947
                                                     --------------    --------------    --------------    ---------------
                                                          $437,463          $324,669          $437,463           $324,669
                                                     ==============    ==============    ==============    ===============
Net Loan Servicing (Annualized) as % of Managed
Principal Balances                                            6.5%              6.6%              5.0%               5.9%
                                                     ==============    ==============    ==============    ===============

Corporate and Other  Expenses:
Per Car Sold                                                $  364            $  683            $  423             $  475
                                                     ==============    ==============    ==============    ===============
As % of Total Revenues - Dealership Operations                3.3%              7.9%              4.2%               5.1%
                                                     ==============    ==============    ==============    ===============


                                             UGLY DUCKLING CORPORATION
                                       Segment Information - Operating Income
                                                    (Unaudited)
                                                   (In thousands)

                                                               Three Months Ended December 31, 1999
                                                                      Dealership Operations
                                              -----------------------------------------------------------------------
                                                                            Dealership                 Corporate
                                                 Dealerships               Receivables                 and Other
                                              -----------------          -----------------          -----------------
Sales of Used Cars.......................     $       82,275             $           --             $           --
Cost of Used Cars Sold...................           (45,642)                         --                         --
Provision for Credit Losses..............           (17,077)                     (4,765)                        --
                                              -----------------          -----------------          -----------------
                                                     19,556                      (4,765)                        --
                                              -----------------          -----------------          -----------------
Other Income:
Interest Income..........................                --                      22,562                        108
Interest Expense.........................                --                      (3,863)                    (2,549)
Servicing and Other......................                89                       1,345                         69
                                              -----------------          -----------------          -----------------
Income before Operating Expenses.........            19,645                      15,279                     (2,372)
                                              -----------------          -----------------          -----------------

Operating Expenses:
Selling and Marketing....................      (5,175)                               --                         --
General and Administration...............      (11,170)                          (6,707)                    (2,946)
Depreciation and Amortization............      (1,015)                             (300)                      (596)
                                              -----------------          -----------------          -----------------
                                                                                 (7,007)                    (3,542)
                                               (17,360)
                                              -----------------          -----------------          -----------------
Operating Income.........................     $        2,285             $        8,271             $       (5,914)
                                              =================          =================
                                                                                                    =================
Total Operating Income...................                                                           $        4,643
                                                                                                    =================


                                                                   Year Ended December 31, 1999
                                              -----------------------------------------------------------------------
                                                                      Dealership Operations
                                              -----------------------------------------------------------------------
                                                                            Dealership                 Corporate
                                                Dealerships                Receivables                 and Other
                                              -----------------          -----------------          -----------------
Sales of Used Cars.......................     $      389,908             $           --             $           --
Cost of Used Cars Sold...................           (219,071)                        --                         --
Provision for Credit Losses..............            (80,627)                   (22,327)                        --
                                              -----------------          -----------------          -----------------
                                                      90,210                    (22,327)                        --
                                              -----------------          -----------------          -----------------
Other Income:
Interest Income..........................                 --                     68,118                        456
Interest Expense.........................                 --                     (9,250)                    (8,152)
Servicing and Other......................                173                     8,317                        303
                                              -----------------          -----------------          -----------------
Income before Operating Expenses.........             90,383                     44,858                     (7,393)
                                              -----------------          -----------------          -----------------

Operating Expenses:......................
Selling and Marketing....................      (23,752)                              --                         --
General and Administration...............      (44,289)                         (20,653)                   (17,295)
Depreciation and Amortization............       (3,587)                          (1,141)                    (2,219)
                                              -----------------          -----------------          -----------------
                                               (71,628)                        (21,794)                   (19,514)
                                              -----------------          -----------------          -----------------
Operating Income.........................     $       18,755             $       23,063             $      (26,907)
                                              =================          =================
                                                                                                    =================
Total Operating Income...................                                                           $       14,911
                                                                                                    =================


                            UGLY DUCKLING CORPORATION
                     Consolidated Balance Sheet Information
                                 (In thousands)


                                                                     December 31,
                                                             1999                    1998
                                                      --------------------    -------------------
                                                      -------------------------------------------
                      ASSETS                                         (Unaudited)
Cash and Cash Equivalents                                      $    3,683            $     2,544
Finance Receivables, Net                                          365,586                126,168
Notes Receivable, Net                                              12,013                    763
Inventory                                                          63,150                 44,145
Property and Equipment, Net                                        31,467                 28,631
Intangible Assets, Net                                             14,741                 14,433
Other Assets                                                       13,774                 14,625
Net Assets of Discontinued Operations                              33,536                106,997
                                                      --------------------    -------------------
                                                              $   537,950            $   338,306
                                                      ====================    ===================

       LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts Payable                                               $    3,185             $    2,137
Accrued Expenses and Other Liabilities                             27,930                 16,766
Notes Payable                                                     311,932                117,895
Subordinated Notes Payable                                         29,217                 38,741
                                                      --------------------    -------------------
   Total Liabilities                                              372,264                175,539
                                                      --------------------    -------------------
Stockholders' Equity
Common Stock                                                           19                     19
Additional Paid in Capital                                        173,273                173,809
Retained Earnings                                                  12,715                  3,449
Treasury Stock                                                   (20,321)               (14,510)
                                                      --------------------    -------------------
   Total Stockholders' Equity                                     165,686                162,767
                                                      --------------------    -------------------
                                                              $   537,950            $   338,306
                                                      ====================    ===================

Net Assets of Discontinued Operations
(In Thousands)
                                                                     December 31,
                                                             1999                    1998
                                                      -------------------------------------------
                                                                     (Unaudited)
Finance Receivables, net                                       $   14,837             $   65,065
Residuals in Finance Receivables Sold                               3,742                 10,500
Investments Held in Trust                                           1,545                  3,665
Notes Receivable                                                    6,697                 27,495
FMAC Receivable                                                     6,125                     --
Other Assets, net of Accounts Payable and Accrued
Liabilities                                                           590                    272
                                                      --------------------    -------------------
Net Assets of Discontinued Operations                          $   33,536            $   106,997
                                                      ====================    ===================



                            UGLY DUCKLING CORPORATION
         Finance Receivables and Allowance for Credit Losses Information
                                 (In thousands)

                                                                     December 31,
                                                              1999                   1998
                                                       ------------------------------------------
Company Dealerships:                                                  (Unaudited)
--------------------
Gross Installment Sales Contracts                             $   492,937            $   131,510
Unearned Finance Charges (1)                                    (134,119)               (37,574)
                                                       -------------------    -------------------
Principal Balances                                                358,818            $    93,936
Accrued Interest                                                    3,741                    877
Loan Origination Costs                                              5,079                  2,237
                                                       -------------------    -------------------
   Principal Balances, net                                        367,638                 97,050
Residuals in Finance Receivables                                   16,687                 33,331
Investments Held In Trust                                          56,716                 20,564
                                                       -------------------    -------------------
   Finance Receivables                                            441,041                150,945
Allowance for Credit Losses                                      (75,455)               (24,777)
                                                       -------------------    -------------------
Finance Receivables, net                                       $  365,586             $  126,168
                                                       ===================    ===================


Principal Balances: (2):                                         Retained        Securitized (3)                 Managed
------------------------                                         --------        ---------------                 -------
December 1999 (Unaudited)                                      $  358,818             $   65,662              $  424,480
December 1998                                                  $   93,936             $  198,747              $  292,683

Allowance as % of Remaining Principal                            Retained            Securitized                Managed
-------------------------------------                            --------            -----------                -------
December 1999 (Unaudited)                                           21.0%                  10.3%                  19.5%
December 1998                                                       26.4%                  20.6%                  23.4%

Delinquencies, as Percent of Principal:                     30 to 60 Days           Over 60 Days           Over 30 Days
---------------------------------------                     -------------           ------------           ------------
December 31, 1999 (Unaudited)                                        5.9%                   3.1%                   9.0%
December 31, 1998                                                    4.6%                   1.9%                   6.5%



(1)  Unearned Finance Charges (UFC) for December 31, 1999 are computed from the Company's loan servicing  system.  Amounts for other periods are computed amounts using the current ratio of UFC to current principal
(2)  Retained - Means loans  included on the Company's  balance  sheet,  includes  securitized  loan  accounted for as  collaterized borrowings and  non-securitized  loans
     Securitized - Means loans sold under  transactions  structured as to recognize "gain on sale"
     Managed - Means total of retained and securitized, excluding loans serviced for others
(3)  Securitized - Means loans sold under transactions structures as to recognize "Gain on Sale".